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Exhibit 23(a)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Star Multi Care Services, Inc. of our report dated July 24, 1998 (except for Note 7, as to which the date is September 11, 1998) with respect to the consolidated financial statements of Star Multi Care Services, Inc. included in the Annual Report on Form 10-K for the year ended May 31, 1998, and to the reference to us under the heading of "Experts" in the Prospectus, which is part of the Registration Statement.

s/ Holtz Rubenstein & Co., LLP

Holtz Rubenstein & Co., LLP
Melville, NY

June 6, 1999